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                                                             Exhibit No. (10)(v)

                         DEFERRED COMPENSATION AGREEMENT

         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") is made and entered into this 1st day of December , 1992, by and between GREAT LAKES CHEMICAL CORPORATION, a Delaware corporation (the "Corporation"), and ROBERT T. JEFFARES, now residing in West Lafayette, Indiana ("Jeffares").

                                    RECITALS

         1. Jeffares is an executive and the Chief Financial Officer of the Corporation. In order to assure the Corporation of the continued benefit of Jeffares' services until his ultimate retirement, the Corporation has decided to provide certain deferred compensation benefits to Jeffares as an incentive to his continued employment with the Corporation.

         2. In recognition of the foregoing, the Board of Directors of the Corporation has resolved that, effective January 1, 1991, Jeffares shall be credited with a $40,000 annual compensation increase (in addition to other compensation adjustments that may be decided upon by the Board of Directors from time to time) for the ten (10) year period beginning January 1, 1991 and ending December 31, 2000, and that such increase shall not be paid to Jeffares currently, but instead the Corporation shall provide the deferred compensation benefits set forth in this Agreement in lieu of annual $40,000 cash bonuses during such ten (10) year period.

                                    AGREEMENT

         In consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:

         1. Benefits Upon Termination of Employment for Reason Other than Death. Upon the termination of the employment of Jeffares with the Corporation for any reason other than death


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(whether voluntary or involuntary, or with or without cause), the Corporation shall pay to Jeffares, in addition to any other amounts payable by the Corporation to Jeffares under the Corporation's other compensation and benefit programs, annual benefits in the amount set forth below commencing in the month of January 2001 and continuing each January thereafter until fifteen (15) annual installments have been paid, with the last annual installment being due and payable in the month of January 2015. The amount of the said annual benefits shall be determined by reference to the year in which the termination of Jeffares' employment occurs in accordance with the following schedule:

 Year of Termination                               Annual Benefit
 -------------------                               --------------
         1992                                         $ 32,700
         1993                                         $ 43,600
         1994                                         $ 54,500
         1995                                         $ 65,400
         1996                                         $ 76,300
         1997                                         $ 87,200
         1998                                         $ 98,100
         1999                                         $103,500
         2000                                         $109,000

         In the event Jeffares dies after commencement of benefits hereunder but prior to payment of all fifteen (15) annual installments, the remaining installments shall be paid to his beneficiary as designated pursuant to Section 4 below. If Jeffares dies after termination of his employment with the Corporation but prior to January 1 of the calendar year in which his benefits are to commence, then his said designated beneficiary shall receive the death benefits provided for in Section 3 below in lieu of the benefits described in this Section 1.

         If Jeffares terminates employment with the Corporation as a result of "Disability" (as defined below), then subject to the last paragraph of Section 2 below, Jeffares' termination shall,


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for purposes of this Agreement, be deemed to occur on the date on which Jeffares ceases to perform full-time services for the Corporation as a result of such Disability, regardless of when his termination otherwise may be deemed to occur for purposes of the Corporation's other compensation and benefit programs.

         As used in this Agreement, "Disability" shall mean the inability of Jeffares to perform the full-time duties of his position with the Corporation as a result of injury or illness suffered by him for which he is entitled to receive (presently or after a designated waiting period) short term or long term disability benefits under any disability program sponsored by the Corporation. The "Disability" of Jeffares shall, for purposes of this Agreement, be deemed to end at such time as Jeffares is no longer entitled to receive short term or long term disability benefits under any disability program sponsored by the Corporation.

         2. Acceleration Election. Notwithstanding the provisions of Section 1 above, Jeffares shall be entitled to elect (by written election filed in accordance with this Section 2) to reduce his annual benefits in accordance with the schedule set forth below and to accelerate the payment of such reduced annual benefits so that such benefits shall commence in the month of January of the year following the year in which Jeffares terminates employment with the Corporation and shall continue each January thereafter until fifteen (15) annual installments have been paid; provided, however, that if such termination of employment results from the Disability of Jeffares, then the fifteen (15) annual installments payable hereunder pursuant to Jeffares' said acceleration election shall not commence until the earlier of (a) January 2001, or (b) January of the year following the year in which such Disability ends.

         In the event Jeffares has filed a valid election to accelerate the payment of his annual benefits pursuant to this Section 2, then the amount of such annual benefits shall be determined


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by multiplying the applicable annual benefit for the year of Jeffares'
termination under the schedule set forth in Section 1 above times the following reduction factor based upon the year in which such benefits are to commence:

Year of Benefit Commencement                           Reduction Factor
----------------------------                           ----------------
         1993                                                .6768
         1994                                                .7107
         1995                                                .7462
         1996                                                .7835
         1997                                                .8227
         1998                                                .8638
         1999                                                .9070
         2000                                                .9524
         2001                                               1.0000

         For example, if Jeffares terminates employment with the Corporation in 1995 for a reason other than Disability and he has filed a valid acceleration election with the Corporation, then his annual benefit would be $51,241 per year ($65,400 times .7835) commencing in January 1996 and continuing each January thereafter until fifteen (15) annual installments have been paid. If, instead, Jeffares' termination in 1995 results from Disability and his Disability ends in 1998, then his annual benefits would be $59,318 per year ($65,400 times .9070) commencing in January 1999.

         To constitute a valid acceleration election under this Section 2, such election must be made in writing, must specifically refer to and affirmatively elect the right of acceleration provided for in this Section 2, and must be filed with the Corporation's Director of Human Resources either (a) upon the execution of this Agreement, or (b) at least one (1) year prior to the date on which Jeffares' termination of employment occurs. Any election not meeting these requirements shall be invalid and, in such event, the annual benefits payable to Jeffares hereunder shall be paid as if no election had been made. Jeffares may revoke any acceleration


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election filed by him hereunder at any time prior to one (1) year preceding his termination of employment (but not thereafter), by filing a notice of revocation with the Director of Human Resources which specifically refers to and affirmatively revokes the prior election.

         Notwithstanding anything contained in this Section 2 to the contrary, if Jeffares terminates employment as a result of Disability and returns to active, full-time employment with the Corporation on or before the last day of the calendar year in which such Disability ends (but prior to January 2001), then (a) any acceleration election theretofore filed by Jeffares shall not be given effect until Jeffares suffers a subsequent termination of employment, and
(b) for purposes of determining the amount of the benefit ultimately payable to Jeffares hereunder, if Jeffares shall remain in active, full-time employment of the Corporation for a period of one (1) year following his return to employment, then it shall be deemed as though Jeffares' employment with the Corporation had continued uninterrupted during the period of his Disability and he shall be entitled to receive full benefits hereunder (when such benefits become payable) as though his period of Disability had not occurred. If Jeffares returns to full-time employment with the Corporation on or before the last day of the calendar year in which such Disability ends but does not complete one (1) year of fulltime employment following his return, then Jeffares' benefits shall be calculated by reference to the year in which he first terminated employment as a result of Disability.

        3. Payment of Benefits upon Death. If Jeffares shall die (either during his employment or after his employment has terminated) prior to January 1 of the calendar year in which the annual benefits payable under Section 1 or Section 2 above are to commence, then in lieu of the benefits otherwise payable under Sections 1 or 2, the Corporation shall pay annual benefits to Jeffares' beneficiary in the amount of $109,000 per year (without regard to the number of years of


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Jeffares' employment with the Corporation as of the time of his death), commencing in the calendar month following Jeffares' death and continuing in the same calendar month of each year thereafter until a total of fifteen (15) annual installments have been paid. Notwithstanding the foregoing, however, if Jeffares' death shall occur prior to January 1, 1994 as a result of suicide, then in lieu of the annual benefits described in the preceding sentence and the benefits otherwise payable under Sections 1 or 2 above, the Corporation shall pay a single lump sum benefit to Jeffares' beneficiary in the amount of (a) $92,000 if Jeffares' death occurs prior to January 1, 1993, or (b) $145,000 if Jeffares' death occurs after December 31, 1992 but prior to January 1, 1994.

         4. Designation of Beneficiary. Jeffares may, from time to time, designate one or more persons, trusts, or entities (primarily, contingently, or successively) to whom the Corporation shall pay the annual benefits hereunder in the event of his death. Such designation shall be in writing, shall specifically refer to this Agreement, and shall be effective upon the filing thereof with the Director of Human Resources of the Corporation. If Jeffares fails to designate a beneficiary in accordance with this Section or if the beneficiary named by Jeffares predeceases him (and no contingent beneficiary has been designated), then the Corporation shall pay the annual benefits hereunder to:


                  (a) Jeffares' spouse; or if he has no spouse who shall survive him, then

                  (b) Jeffares' estate.

                  Benefit Claims Procedures. Any claim by Jeffares or his beneficiary (the "Claimant") for the payment of annual benefits under this Agreement shall be filed in writing with, and shall be reviewed and decided by, the Corporation's Director of Human Resources (the "Claims Manager"). If for any reason a claim for annual benefits is denied by the Claims


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Manager, then the Claims Manager shall deliver to the Claimant, within ninety
(90) days of the date the claim is filed with the Claims Manager, a written explanation of such denial, pertinent references to the provisions of this Agreement on which the denial is based, any other relevant data or materials, and information regarding the procedures to be followed by the Claimant in obtaining a review of his claim, all in a manner calculated to be understood by the Claimant.

         Upon receipt of the Claim Manager's denial of the claim, the Claimant shall have sixty (60) days following such receipt to file a written appeal with the Claims Manager requesting a review of the denial. Such appeal may include pertinent documents and written issues, arguments, and other comments. Within sixty (60) days following receipt of such appeal, the Claims Manager shall review and decide upon the appeal and shall issue a written decision on the appeal which shall include specific reasons for the decision and pertinent provisions of this Agreement on which the decision is based. Such decision shall be written in a manner calculated to be understood by the Claimant, and a copy thereof shall be furnished to the Claimant. If the Claimant does not receive a copy of the said decision within the said sixty (60) day period, then the appeal shall be deemed denied upon review.


         6. Arbitration of Denied Claims. Any claim or controversy arising out of or relating to the Claim Manager's final review of an appeal pursuant to
Section 5 above shall be settled by binding arbitration in West Lafayette, Indiana in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision of the arbitrator shall be final and conclusive on the parties; there shall be no appeal therefrom other than for fraud or misconduct; and judgment upon such decision may be entered in any court having jurisdiction over the matter, or application may be made to any such court for confirmation of such decision, for a judicial acceptance thereof, for an order of enforcement, or for any other legal remedies which


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may be necessary to effectuate such decision. All attorneys' fees incurred by the parties in connection with such arbitration shall be awarded in such manner as the arbitrator shall deem just and appropriate under the circumstances. Any claim or controversy submitted to arbitration hereunder shall be subject to all applicable statutes of limitation that would apply if such claim or controversy were brought as a suit in a United States District Court under the Employee Retirement Income Security Act of 1974, as amended.

         7. Source of Benefits. The annual benefits payable to Jeffares (or his beneficiary) under this Agreement shall not be funded in any respect, but instead shall be paid solely from the Corporation's general assets. Neither Jeffares nor his beneficiary shall have any interest whatever in any specific assets of the Corporation under the terms of this Agreement. This Agreement evidences the Corporation's general unsecured promise to pay the benefits provided for herein, and shall not be considered to create an escrow account, trust fund, or other funding agreement of any kind or a fiduciary relationship between the Corporation and Jeffares.

         8. Facility of Payment. If any benefit under this Agreement is payable to a minor or other person under legal disability, then the Corporation shall have the right to pay such benefit to the legal guardian of that person or to such other person or organization as a court of competent jurisdiction may direct. Acceptance of payment of any benefit by any legal guardian or other court appointed person or organization under this Section shall be a complete discharge of any liability the Corporation may have with respect to such benefit.

         9. Effect on Other Benefits. The annual benefits payable under this Agreement shall constitute deferred compensation and shall not be deemed salary or other compensation to Jeffares for the purpose of computing benefits to which he may be entitled under any qualified pension or profit sharing plan or other arrangement maintained by the Corporation for the benefit


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of its employees.

         10. Contract of Employment. Nothing contained in this Agreement shall be construed as conferring upon Jeffares the right to continue in the Corporation's employ as an executive or in any other capacity. This Agreement shall not constitute an employment contract for a definite term or in any way act as a restriction on the Corporation's right to discharge Jeffares at any time or on Jeffares' right to terminate his employment with the Corporation at any time.

         11. Nonalienation of Benefits. Neither Jeffares nor his beneficiary shall have any right whatever (other than by will or the laws of descent and distribution) to anticipate, pledge, alienate, assign, or otherwise transfer any rights or benefits under this Agreement, and any effort to do so shall be null and void. The benefits payable to Jeffares or his beneficiary under this Agreement shall be exempt from the claims of his (or her) creditors or other claimants and from all orders, decrees, levies, and executions and any other legal process to the fullest extent permitted by law.

         12. Merger. Consolidation. or Acquisition. In the event of a merger or consolidation by the Corporation with another corporation, or the acquisition of all or substantially all of the assets or outstanding capital stock of the Corporation by another entity, then and in such event the obligations and responsibilities of the Corporation under this Agreement shall be assumed (and the Corporation shall cause them to be assumed) by any such successor or acquiring entity, and all of the rights, privileges, and benefits of Jeffares under this Agreement shall continue in full force and effect.

         13. Entire Agreement: Amendment. This Agreement contains all of the terms and provisions of the parties' rights and obligations relating to the subject of this Agreement and constitutes the entire agreement of the parties regarding the subject matter hereof, and any


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alleged terms or provisions other than those contained herein shall be of no effect. This Agreement may not be amended or modified except by a written document signed by all parties to this Agreement.

         14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana to the extent those laws are not preempted by the laws of the United States of America.

         15. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, personal representatives, heirs, and any beneficiary of Jeffares.

         16. Section Heading. The section headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, Jeffares and the Corporation have duly executed this Agreement on the day and year first above written.

                                       GREAT LAKES CHEMICAL CORPORATION

                                       By: ____________________________________
                                       Title:  President and CEO


ATTEST:

_______________________________
Secretary

[Corporate Seal]


                                       _________________________________ (Seal)
                                       Robert T. Jeffares


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